                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement              / / Confidential, for Use of the
/X/ Definitive Proxy Statement                   Commission Only (as permitted
/ / Definitive Additional Materials              by Rule 14a-6(e)(2))
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                             Laclede Gas Company

               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

    (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

--------------------------------------------------------------------------------

    (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTIONS APPLIES:

--------------------------------------------------------------------------------

    (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

--------------------------------------------------------------------------------

    (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

--------------------------------------------------------------------------------

    (5) TOTAL FEE PAID:

--------------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3) Filing Party:

--------------------------------------------------------------------------------

    (4) Date Filed:

--------------------------------------------------------------------------------

                              [LOGO]
                        Laclede Gas Company

                          720 OLIVE STREET
                     ST. LOUIS, MISSOURI 63101

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


TIME                 10:00 a.m. on Thursday, January 27, 2000

PLACE                Marriott Pavilion Hotel
                     One Broadway
                     St. Louis, Missouri

ITEMS OF BUSINESS    1. TO ELECT THREE MEMBERS OF THE BOARD OF DIRECTORS for
                        three year terms.

                     2. TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE, LLP
                        as our independent auditors for the 2000 fiscal year.

                     3. TO TRANSACT SUCH OTHER BUSINESS as may properly come
                        before the meeting and any adjournment or postponement.

RECORD DATE          You can vote if you are a stockholder of record on
                     December 10, 1999.

ANNUAL REPORT        Our 1999 annual report was mailed separately to
                     stockholders of record.

PROXY VOTING         It is important that your shares be represented and
                     voted at the meeting. PLEASE MARK, SIGN, DATE AND
                     PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time before its exercise at the meeting.

December 16, 1999                                         Mary Caola Kullman
                                                            Secretary

                        Laclede Gas Company

                          720 OLIVE STREET
                        ST. LOUIS, MO 63101

                          PROXY STATEMENT

    This proxy statement and accompanying proxy card are being issued in connection with the solicitation by the Board of Directors of Laclede Gas Company of proxies to be voted at our annual meeting of stockholders to be held on January 27, 2000 and at any adjournment or postponement. The Company's annual report for 1999 has been mailed to stockholders beginning on or about December 16, 1999.

ANNUAL MEETING ADMISSION

    If you are a stockholder of record, you may attend the annual meeting by checking in with Company representatives at the desk outside the meeting room. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting, you must show proof of ownership of Laclede Gas Company common stock at the desk.

WHO CAN VOTE

    Holders of record of Laclede Gas Company common stock at the close of business on December 10, 1999 are entitled to receive this notice and to vote at the meeting. As of that date, there were 18,877,987 common shares outstanding. You are entitled to one vote for each share owned of record on that date, except in the election of directors where cumulative voting applies.

PROXIES

    Your vote is important. Please use the postage-paid envelope provided to vote and return your proxy by mail. You may revoke your proxy at any time before it is exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting by ballot at the meeting.

    If you participate in the Laclede Gas Company Dividend Reinvestment and Stock Purchase Plan, your proxy card will include the shares registered in your own name as well as those shares held for you in the Dividend Reinvestment and Stock Purchase Plan. If you do not give voting instructions for shares owned by you through the Plan, your shares will not be voted.

    To vote, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

VOTING AT THE ANNUAL MEETING

    Voting now will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

    All shares that have been properly voted and not revoked will be voted at the annual meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted by those named in the proxy card as recommended by the Board of Directors.

VOTING OF OTHER MATTERS

    If any other matters are properly presented at the annual meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. As of the date this proxy statement went to press, we do not know of any other matter to be raised at the annual meeting.

HOW VOTES ARE COUNTED

    The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the annual meeting is necessary to constitute a quorum. Abstentions, votes indicating "withhold" and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum at the meeting. A broker "non-vote" may occur when a nominee holding shares for a beneficial owner may not have received instructions from the beneficial owner and may not have discretionary voting power on certain matters, but may have voted with respect to other matters pursuant to discretionary authority or beneficial owner instructions.

    If you indicate "abstain" or "withhold" for a matter on your proxy card, your shares will be deemed present for that matter. If you do not give voting instructions as to one or more matters but we have indicated in this proxy statement how the persons named in the proxy card will vote on the matter, you will be deemed to have given voting instructions and the shares will be counted as present for the matter and voted as recommended by the board in this proxy statement. UMB, our transfer agent, will tabulate the votes.

STOCKHOLDER ACCOUNT MAINTENANCE

    Our transfer agent is UMB. All communications about the accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares and similar issues may be handled by calling UMB at 1-800-884-4225.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in Laclede Gas Company shares with the SEC and the New York and Chicago Stock Exchanges. Mr. Jaudes, director of the Company, filed late one Form 4 reporting one transaction in Company stock. Based on our records and other information, we believe that in all other respects during fiscal year 1999 our directors and executive officers met all applicable SEC reporting requirements.

                             PROPOSAL 1
                       ELECTION OF DIRECTORS

    The board of directors is divided into three classes, currently consisting of two classes of three directors each and one class of four directors whose terms expire at successive annual meetings. Three directors will be elected at the annual meeting to serve for a three-year term expiring at our annual meeting in the year 2003.

    The persons named on the enclosed proxy card intend to vote the proxy for the election of each of the three nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a director will continue to serve until his or her successor has been elected, or until his or her death, resignation or retirement. Effective June 1, 1999, the board of directors elected Mr. W. Stephen Maritz to fill the vacant position on the board, which vacancy resulted from the resignation of Mr. Richard E. Beumer, Vice Chairman of Jacobs Engineering Group, Inc. The board meeting schedule for Jacobs directly coincided and conflicted with the Company's board meeting schedule. The board appointed Mr. Maritz to replace Mr. Beumer and complete the remainder of Mr. Beumer's term.

CUMULATIVE VOTING

    You have the right to vote cumulatively for the election of directors. This means that you may multiply the number of shares you own by three--the number of directors to be elected--and then cast the resulting total number of votes for one nominee or among two or more nominees. To exercise cumulative voting rights, please indicate appropriate instructions on the face of the proxy card.

VOTE REQUIRED

    The three nominees receiving the greatest number of affirmative votes will be elected. Thus, broker non-votes and votes to "withhold" will have no effect. If you except one or more (but not all) nominees on your proxy card, all votes represented by your shares will be allocated as evenly as possible for and among the remaining nominees.

NOMINEES

    The board of directors has proposed the following nominees for election as directors with terms expiring in 2003 at the annual meeting: Andrew B. Craig, III, C. Ray Holman and William E. Nasser.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
THESE NOMINEES FOR ELECTION AS DIRECTORS.

    We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

                DIRECTORS' BIOGRAPHICAL INFORMATION

    The principal occupation and certain other information about the nominees and other directors whose terms of office continue after the annual meeting are set forth below.

NOMINEES FOR TERM EXPIRING IN 2003:

    ANDREW B. CRAIG, III, 68, retired on April 30, 1998 as Chairman of the Board of NationsBank Corporation. He had served in that position since January 1, 1997. Previously, he had been Chairman of the Board, Chief Executive Officer and President of Boatmen's Bancshares, Inc.; Chairman from 1989 to 1997, Chief Executive Officer from 1988 to 1997 and President from 1985 to 1994. In addition he is a director of Grupo Modelo S.A. de C.V.

                                 Year first elected a director: 1994

    C. RAY HOLMAN, 57, is Chairman of the Board and Chief Executive Officer of Mallinckrodt Inc., a global medical products company. He has been Chairman since October 1994, Chief Executive Officer since December 1992 and was President from December 1992 to December 1995. In addition to being a director of Mallinckrodt Inc., Mr. Holman is a director of BankAmerica Corp.

                                 Year first elected a director: 1994

    WILLIAM E. NASSER, 60, is Chairman of the Board of Energy BioSystems Corporation, a biotechnology company focusing on biotechnology for the refining and oil production industries. He retired as Chairman of the Board, Chief Executive Officer and President of Petrolite Corporation in November 1995. He had served in that capacity since February 1992. He is a director of Energy BioSystems Corporation.

                                 Year first elected a director: 1994

DIRECTORS WITH TERM EXPIRING IN 2001:

    DR. HENRY GIVENS, JR., 66, has been president of Harris-Stowe
State College for the last 20 years. He is a director of Mercantile Bancorporation, Inc.

                                 Year first elected a director: 1992

    MARY ANN KREY, 52, has been Chairman and Chief Executive Officer of Krey Distributing Co., an Anheuser-Busch wholesaler, since
December 1986. She is a director of Commerce Bancshares, Inc., CPI Corporation and Masco Corp.

                                 Year first elected a director: 1992

    H. EDWIN TRUSHEIM, 72, retired on January 26, 1995 as Chairman of the Board of General American Life Insurance Company, a mutually owned company providing individual and group life and health insurance as well as pension plans and pension administrative services. Previously he was Chairman of the Board from May 15, 1992 until January 26, 1995. He is a director of Angelica Corporation, RehabCare Corporation and Reinsurance Group of America.

                                 Year first elected a director: 1986

    DOUGLAS H. YAEGER, 50, has been the Company's Chairman of the Board since January 28, 1999, Chief Executive Officer since January 1, 1999 and President since December 1, 1997. He served as the Company's Executive Vice President--Operations and Marketing from September 1, 1995 through November 30, 1997 and Senior Vice President--Operations, Gas Supply and Technical Services from January 27, 1994 to August 31, 1995.

                             Year first elected a director: 1997<F1>

DIRECTORS WITH TERM EXPIRING IN 2002:

    ROBERT C. JAUDES, 65, retired as the Company's Chief Executive Officer on January 1, 1999 and as Chairman of the Board on January 28, 1999. From January 27, 1994 to December 1, 1997 he served as Chairman of the Board, Chief Executive Officer and President of the Company. On December 1, 1997, Mr. Jaudes relinquished the title of President but continued to serve as the Company's Chairman of the Board and Chief Executive Officer until his retirement. Mr. Jaudes was an employee of Laclede Gas Company from 1955 to 1999.

                                 Year first elected a director: 1983

    W. STEPHEN MARITZ, 41, has been Vice Chairman of Maritz Inc. since July 1994, President since April 1, 1997 and Chief Executive Officer since November 1998. Maritz Inc. provides performance improvement, marketing research and travel services on a global basis. From April 1, 1997 to November 1998, he was Chief Operating Officer of Maritz Inc. and from May 1995 to April 1997 he was Senior Corporate Vice President.

                               Year first appointed a director: 1999

    ROBERT P. STUPP, 69, is and since December 31, 1990 has been the President and Chief Executive Officer of Stupp Bros. Inc. Stupp Bros. Inc. has: (1) three operating divisions: Stupp Bridge Company of Bowling Green, Kentucky, fabricator of highway and railroad girder bridges; Stupp Corporation of Baton Rouge, Louisiana, producer of custom-made Electrical Resistance Welded pipe for oil and gas transmission; and Fulton Iron Works International of St. Louis, Missouri, engineers and manufacturers of machinery; and (2) three subsidiaries: Hammerts Iron Works, Inc. of St. Louis, Missouri, fabricator of structural steel; Bayou Coating L.L.C. of Houston, Texas, provider of applicators for steel line pipe; and Lemay Bank and Trust Company of St. Louis, Missouri, a Missouri bank and member of the FDIC and Federal Reserve systems. Mr. Stupp currently serves, and has served since 1960, as a senior executive officer of one or more of those entities. He is a director of Stupp Bros. Inc.

                                 Year first elected a director: 1990

[FN]
-------
<F1> "Control Person"--defined as one who, other than solely as a director of Laclede Gas Company, possesses the power to direct the management and policies of Laclede Gas Company.

                 BOARD AND BOARD COMMITTEE MEETINGS

    The standing committees of the board for the fiscal year ended September 30, 1999 included the audit committee, compensation committee and nominating committee. During the 1999 fiscal year there were 14 meetings of the board of directors. All directors attended 75% or more of the aggregate number of meetings of the board and applicable committee meetings.

THE AUDIT COMMITTEE

    The audit committee recommends to the board independent auditors to perform audit and non-audit services, reviews the scope and results of such services, reviews with management and the independent auditors any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and reports to the board after each audit committee meeting. The committee members are Andrew
B. Craig, III, Henry Givens, Jr., C. Ray Holman (chairman) and H. Edwin Trusheim. The committee met three times in fiscal year 1999.

THE COMPENSATION COMMITTEE

    The compensation committee reviews and recommends to the board the salaries and other forms of compensation of the Company's officers. The committee members are C. Ray Holman, Robert C. Jaudes, William E. Nasser, Robert P. Stupp and H. Edwin Trusheim (chairman). The committee met once in fiscal year 1999.

THE NOMINATING COMMITTEE

    The nominating committee recommends to the board new director nominees. The committee members are C. Ray Holman, Robert C. Jaudes, William E. Nasser, Robert P. Stupp, H. Edwin Trusheim and Douglas H. Yaeger (chairman). The committee met once in fiscal year 1999.

            BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

    The following table sets forth as of September 30, 1999 the beneficial ownership of the Company's Common Stock by (i) Stupp Bros. Inc., 120 South Central Ave., Ste. 1650, St. Louis, MO 63105, the only person or entity who as of September 30, 1999 is known to be the beneficial owner of 5% or more of the Company's Common Stock,
(ii) each of the Directors, (iii) each of the Company's current Executive Officers listed in the Summary Compensation Table, and
(iv) all Directors and Executives as a group.

                                             AMOUNT AND NATURE OF OWNERSHIP
                                                         SOLE VOTING      SHARED VOTING
                                                           AND/OR            AND/OR
                         NAME OF                         INVESTMENT        INVESTMENT                       PERCENT
                    BENEFICIAL OWNER                        POWER             POWER            TOTAL        OF CLASS
                    ----------------                     -----------      -------------      ---------      --------
      A. B. Craig, III.............................           2,800<F1>           -0-            2,800        <F*>
      H. Givens, Jr................................           2,200<F1>           -0-            2,200        <F*>
      C. R. Holman.................................           2,800<F1>           -0-            2,800        <F*>
      R. C. Jaudes.................................          12,681             9,000           21,681        <F*>
      M. A. Krey...................................           3,200<F1>           -0-            3,200        <F*>
      W. S. Maritz.................................             800<F1>           -0-              800        <F*>
      G. T. McNeive, Jr............................           3,013               -0-            3,013        <F*>
      W. E. Nasser.................................           2,800<F1>           -0-            2,800        <F*>
      K. J. Neises.................................             494               -0-              494        <F*>
      P. J. Palumbo................................           1,468               -0-            1,468        <F*>
      R. L. Russell................................           4,521               -0-            4,521        <F*>
      R. P. Stupp..................................           5,232<F1>     1,155,000<F2>    1,160,232        6.15%
      H. E. Trusheim...............................           3,274               -0-            3,274        <F*>
      D. H. Yaeger.................................           3,055               -0-            3,055        <F*>
      Stupp Bros. Inc..............................       1,155,000<F2>           -0-        1,155,000        6.12%
      All Directors and Executive Officers
        as a Group (21)............................                                             65,874<F3>

---------
<F1> Includes restricted, nonvested shares granted under the Restricted
     Stock Plan for Non-Employee Directors, as described in more detail on page 15.

<F2> Stupp Bros. Inc. owns these 1,155,000 shares. Mr. Stupp is a
     Director and Executive Officer of Stupp Bros. Inc. and has a one-third interest in a voting trust which controls 100% of the stock of Stupp Bros. Inc.

<F3> This amount does not include the shares owned by Stupp Bros. Inc.

<F*> Less than one percent.

          COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below is certain information as to amounts paid, earned or awarded by the Company for the fiscal year ended September 30, 1999, and for the immediately preceding two fiscal years for services in all capacities by the chief executive officer and the four other most highly compensated executive officers.

                                                                                LONG TERM
                                                                               COMPENSATION
                                                     ANNUAL COMPENSATION         PAYOUTS
                                                 ---------------------------   ------------
              NAME AND                                        OTHER ANNUAL         LTIP          ALL OTHER
       PRINCIPAL POSITION<F1>          YEAR       SALARY    COMPENSATION<F2>   PAYOUTS<F3>    COMPENSATION<F4>
       ----------------------          ----      --------   ----------------   -----------    ----------------
R. C. Jaudes                           1999      $135,000       $ 7,000          $ 34,840         $10,094
Retired Chairman of the                1998      $530,833       $16,500          $135,465         $30,339
Board and CEO                          1997      $506,667       $15,500          $124,963         $21,877

D. H. Yaeger                           1999      $335,000       $16,500          $ 60,970         $ 7,020
Chairman of the Board,                 1998      $280,000       $12,000          $ 42,240         $ 6,406
President and CEO                      1997      $225,000                        $ 25,025         $ 5,320

K. J. Neises                           1999      $203,667                        $ 28,140         $13,075
Senior Vice President--Energy          1998      $188,000                        $ 20,460         $10,074
and Administrative Services            1997      $177,167                        $  9,425         $ 8,605

G. T. McNeive, Jr.                     1999      $198,667                        $ 28,140         $ 7,410
Senior Vice President--Finance         1998      $180,333                        $ 22,110         $ 6,763
and General Counsel                    1997      $161,667                        $ 15,925         $ 5,446

R. L. Russell                          1999      $146,667                                         $ 6,031
Senior Vice President--Operations      1998      $109,167                                         $ 4,090
and Marketing                          1997      $ 92,333                                         $ 3,476

P. J. Palumbo                          1999      $144,333                                         $ 6,833
Vice President--Industrial             1998      $139,000                                         $ 5,276
Relations                              1997      $133,333                                         $ 5,039

----------
<F1> On January 1, 1999, Mr. Jaudes retired as chief executive officer, and Mr. Yaeger was elected to that position. On January 28, 1999, Mr. Jaudes retired as chairman of the board, and Mr. Yaeger was elected to that position.

<F2> The amounts in this column reflect fees paid for attendance at board of directors and board committee meetings.

<F3> The amounts in this column reflect dividend equivalents paid under the Incentive Compensation Plan to the named executive officer during the three most recent fiscal years. For a more detailed discussion of the Plan, see the Long-Term Incentive Plan Table and discussion on page 9.

<F4> For 1999 this column includes (a) above-market interest on deferrals under the Company's Deferred Income Plan described on page 11
     (Mr. Jaudes, $2,916; Mr. Yaeger, $-0-; Mr. Neises, $2,909; Mr. McNeive, $840; Mr. Russell, $-0- and Mr. Palumbo, $-0-); (b) above-market interest on deferrals under the Company's Deferred Income Plan II described on page 11 (Mr. Jaudes, $5,261; Mr. Yaeger, $949; Mr. Neises, $4,334;
     Mr. McNeive, $752; Mr. Russell, $928, and Mr. Palumbo, $1,637);
     (c) Company matching contributions under the Company's Salary Deferral Savings Plan which was established under Section 401(k) of the Internal Revenue Code (Mr. Jaudes, $1,780; Mr. Yaeger, $5,934; Mr. Neises,
     $5,695; Mr. McNeive, $5,681; Mr. Russell, $4,966 and Mr. Palumbo, $5,059); and (d) Company paid premiums for supplemental travel and accident insurance for accidental death or dismemberment with benefits of up to $250,000 (approximately $137 for each named executive officer).

                    INCENTIVE COMPENSATION PLAN

    The following table discloses certain information about the Company's Incentive Compensation Plan, which is considered a type of long-term incentive plan under the proxy disclosure rules of the Securities and Exchange Commission.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR
                                                        NUMBER     PERIOD UNTIL
                        NAME                           OF UNITS   MATURATION<F1>
                        ----                           --------   --------------
Douglas H. Yaeger....................................   13,500       5 years
Kenneth J. Neises....................................    4,000       4 years
Gerald T. McNeive, Jr................................    4,000       4 years

-------
<F1> Prior to January 26, 1995, dividend equivalents (equal to the cash dividend paid on each share of the Company's Common Stock) were paid on each of the share units to the recipient until his death, and thereafter to a surviving spouse, if any, for life. Effective for awards of share units made on and after January 26, 1995, no post-retirement dividend equivalents and no post-retirement deferred compensation amounts shall be paid to an awardee who retires before attaining the age of 65 (other than by reason of death or disability or following a hostile change of control) unless the awardee remains employed by the Company for at least the following respective periods (based on the awardee's age at the date of the award of the share units) subsequent to the date upon which the share units are awarded:


                                      NUMBER OF YEARS OF SERVICE
                    AGE AT              REQUIRED FOLLOWING THE
                DATE OF AWARD             DATE OF SUCH AWARD
                -------------         --------------------------
          61 and older..............              2
          55-60.....................              4
          54 and under..............              5

    The amount of Dividend Equivalents paid to any named Executive during the last fiscal year is disclosed in the "LTIP Payouts" column in the Summary Compensation Table.

    Each year, the Company credits or debits an amount (deferred compensation amount) to each share unit outstanding at the end of a fiscal year equal, subject to certain adjustments, to the per common share net increase or decrease in consolidated retained earnings for that fiscal year. The aggregate of annual deferred compensation amounts are payable in ten equal annual installments to the recipient or, if he is no longer living, his designated beneficiaries or estate beginning on the fifth month following the month in which the earlier of the following occurs: retirement, death, disability or the recipient's election to terminate employment with the Company following a hostile change in control
(as defined in the plan). No deferred compensation amounts accrue on share units held by a recipient after the fiscal year in which his employment has terminated due to retirement, disability, death or the recipient's election to terminate following a hostile change in control. Furthermore, if a participant's employment with the Company ceases other than by reason of retirement, disability, death or termination of employment following a hostile change in control, then all share units are forfeited and all future rights to deferred compensation amounts and dividend equivalents on account of such share units lapse. Similarly, if a participant retires before age 65 (other than by reason of death or disability or following a hostile change in control) without providing the required additional years of service as discussed in footnote 1 to the table above, then no post-retirement benefits will be payable to such participant for such share units. During the fiscal year ended September 30, 1999, $.20 was credited as a deferred compensation amount on account of each share unit. Interest accrues on the deferred compensation amounts on share units (for which the required additional years of service have been provided) only after the date of retirement, disability, death or election of recipient to terminate employment following a hostile change in control.

                            PENSION PLAN

    The table below shows estimated annual benefits payable at a normal retirement date under the Employees' Retirement Plan of Laclede Gas Company--Management Employees and the Laclede Gas
Company Supplemental Retirement Benefit Plan.

                                            PENSION PLAN TABLE
                                ESTIMATED ANNUAL BENEFITS UPON RETIREMENT

                                                              YEARS OF SERVICE
          AVERAGE FINAL          --------------------------------------------------------------------------
        COMPENSATION<F1>            15         20         25         30         35         40         45
        ----------------            --         --         --         --         --         --         --
      $150,000.............      $ 44,161   $ 58,881   $ 73,601   $ 88,321   $103,042   $117,762   $133,512
       200,000.............        59,911     79,881     99,851    119,821    139,792    159,762    180,762
       250,000.............        75,661    100,881    126,101    151,321    176,542    201,762    228,012
       300,000.............        91,411    121,881    152,351    182,821    213,292    243,762    275,262
       350,000.............       107,161    142,881    178,601    214,321    250,042    285,762    322,512
       400,000.............       122,911    163,881    204,851    245,821    286,792    327,762    369,762

----------
<F1> "Average final compensation" is the higher of: (a) the annual average of the highest 36 consecutive calendar months' compensation for the participant's last 120 months of service; or (b) the annual average of the highest three consecutive calendar years' compensation for the participant's last ten calendar Years of Service. Compensation used for pension formula purposes is the type of compensation included as "Salary" in the Summary Compensation Table.

     Benefits shown in the table (the calculation of which, in some cases, takes into account the portion of average final compensation in excess of Social Security covered compensation, and, in other cases, is calculated after the deduction of Social Security offset amounts) assume retirement at age 65, the Years of Service shown, continued existence of the current plans without substantial change and payment in the form of a single life annuity. Years of Service as of September 30, 1999 for the persons named in the Summary Compensation Table are as follows: D. H. Yaeger, 8 years; K. J. Neises, 15 years; G. T. McNeive, Jr., 13 years;
     R. L. Russell, 43 years; and P. J. Palumbo, 8 years. Mr. Jaudes had 43 years of credited service when he retired.


                            OTHER PLANS

EXECUTIVE SALARY PROTECTION PLAN

    This program provides that if a participating executive officer dies while an active employee of the Company, his or her beneficiaries will receive his or her annual salary for one year, and one-half of his or her annual salary for the next nine years or until the executive officer would have been 65 years old, whichever period is longer. When an executive officer dies after retiring from the Company, his or her beneficiaries will receive an amount equal to twice his or her annual salary if he or she dies prior to age 70, or one times his or her annual salary if he or she dies after age 70.

MANAGEMENT CONTINUITY PROTECTION PLAN

    Under this plan, adopted January 25, 1990, the Company enters into management continuity protection agreements with all of its officers. The agreements provide that if the officer's employment terminates for any reason (other than death, disability or for actions involving moral turpitude) within 54 months, in the case of Mr. Yaeger, or 42 months, in the case of all other officers, after a change in control of the Company, the officer will receive a non-discounted lump sum payment. The lump sum payment will be in an amount equal to the officer's average annual compensation for the five-year period preceding termination multiplied by 2.99, in the case of Mr. Yaeger, or 2.00 for all other officers. If the officer remains employed by the Company for more than six months after a change in control, the above benefit shall be reduced, in the case of Mr. Yaeger, by one forty-eighth, or, in the case of all other officers, by one thirty-sixth for each month beyond such six-month period. In no event, however, will the benefit be greater than the product of the officer's average monthly compensation for the five-year period preceding termination and the number of months remaining from such termination until the date the officer will reach the age of 65. The agreements expire upon the earlier of (a) the effective date of the officer's termination if prior to a change in control; or (b) 54 months, in the case of Mr. Yaeger, or 42 months, in the case of all other officers, after a change in control. Under the agreements, a "change in control" occurs when any person becomes a beneficial owner, directly or indirectly, of the Company's securities representing (a) more than 50 percent of the voting power of the Company's outstanding securities or (b) at least 30 percent but not more than 50 percent of such securities and a majority of the outside members of the Company's board of directors decides that a change in control has occurred.

DEFERRED INCOME PLAN AND DEFERRED INCOME PLAN II

    Previously, the Company established the Deferred Income Plan for: (i) non-employee directors, and (ii) employee directors, officers and certain other employees who are deemed by the compensation committee of the board of directors to be key executives who contribute materially to the prosperity of the Company. The plan permitted deferral through April 30, 1990 for each of four consecutive years of up to 100% of fees and retainers for non-employee directors and up to 15% of salary (excluding incentive compensation) for other participants. Such deferrals, along with applicable income growth factors (at rates not to exceed the greater of: (i) twelve percent per annum, and (ii) the annual corporate bond rates specified in Moody's Investors Service plus four percent per annum), form the basis for certain benefits payable to the participant upon retirement; death or permanent and total disability before retirement; or termination of a participant's status as a director or employee before age 55. The amount of such benefit depends on the type of triggering event, the amount deferred by a participant, the ages at which deferrals are made and the participant's age at the time of the triggering event. In the event a participant, following a change in control of the Company, terminates his or her status as a director or employee for good reason, or is terminated by the Company without cause, such participant is entitled to receive a lump sum benefit in the amount equal to the greater of: (i) the present value of the account balance under the Deferred Income Plan to which the participant would be entitled if he or she had continued to make deferrals during the remainder of the annual deferral period and if he or she had terminated his or her status as a director or employee after reaching normal retirement age (for this purpose, age 70 for all directors, and age 65 for all other participants); or (ii) the amount of the participant's account balance.

    At the board of directors' meeting on September 23, 1993, the board approved a separate Deferred Income Plan II. Deferred Income Plan II provides that the board of directors may from time to time determine to open up the Deferred Income Plan II to allow deferrals during one or more succeeding annual periods and to allow new participants in that Deferred Income Plan. Participants were allowed to make deferrals during the 1999 calendar year and will also be allowed to make deferrals during the 2000 calendar year. During each deferral period a non-employee director participant may defer up to 100% of fees and retainers and an employee participant may defer up to 15% of his or her annual salary (excluding incentive compensation). In addition, under Deferred Income Plan II the minimum applicable income growth factor for deferrals on and after October 1, 1993 shall not exceed the greater of: (i) nine percent per annum; and (ii) the annual corporate bond rates specified in Moody's Investors Service plus three percent per annum. The remainder of the terms of the Deferred Income Plan II are similar to those of the original Deferred Income Plan discussed above.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION REPORT REGARDING EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH ON PAGE 14 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

   COMPENSATION COMMITTEE REPORT REGARDING EXECUTIVE COMPENSATION

    The compensation committee of the board of directors
("Committee") administers and determines the Company's executive compensation program. After review and approval by the Committee, all material issues relating to executive compensation are submitted to the board for consideration and approval.

    The philosophy of the Committee as it relates to executive compensation is that the chief executive officer (CEO) and other executive officers should be compensated at levels designed to attract, motivate, and retain talented executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing complexity, competition, and change; to encourage and reward excellent performance; and to encourage individual growth as a part of the Company's management development program. Annual compensation for the Company's senior management consists of salary, and for certain key executives, a long-term incentive compensation plan.

    Salary levels of Company executives are reviewed and may be adjusted annually. Salaries are also increased to recognize promotions and assignment of increased responsibilities to the Company. In determining appropriate salaries, the Committee considers: (1) the CEO's recommendations as to compensation for all other executive officers; (2) the scope of responsibility, experience, time in position, and individual performance for all officers including the CEO; (3) internal fairness and equity among positions held by each executive officer; (4) special factors such as each individual's willingness and ability to accept special assignments and responsibilities; (5) general cognizance of pay practices of major companies within the St. Louis region as well as within the utility industry generally relating to executives of comparable responsibility; and (6) corporate performance. Evaluation of corporate performance takes into account the significant effects which weather variations as well as other unusual events may have on the Company's earnings per share and other financial and operating results as compared to corporate budgeted levels. The Committee's analysis is a subjective process which utilizes no specific weighting or formula of the aforementioned factors in determining executives' base salaries.

    Awards under the Company's long-term incentive compensation plan may be granted by Committee recommendation and board approval to the CEO and/or certain other key executives who have, in the judgment of the Committee, demonstrated great ability and who the Company seeks to retain in positions which can affect the long-term success of the Company, including both the establishment and execution of the Company's business strategies. Under this plan, upon the recommendation of the Committee, the board of directors, exclusive of any employee director who is eligible to participate in the plan, may award share units to these key executives. The executives are paid quarterly dividend equivalents on these share units at the same rate that dividends are paid to stockholders. Share units also have a deferred compensation component based on changes in the Company's retained earnings over the course of a year. Such deferred compensation is payable upon the executive's retirement. Current compensation under this plan is limited to 25% of the executive's current annual salary. Awards granted under this plan are intended to encourage the continued employment of these talented executives. Toward that end, this plan requires that an executive provide a certain number of additional years of service after the date of an award of share units in order for post-retirement dividend equivalents and deferred compensation amounts associated with that award to be paid. This plan provides compensation which is directly linked with earnings per share achievement, a critical factor in creating increased shareholder value. Determination of the number of share units to award to a key executive is a subjective process which considers an individual's current salary level, the number of share units previously awarded, as well as expectations for the executive's performance relative to maintaining the long-term financial and operational integrity of the Company.

    The compensation of executive officers other than the CEO was adjusted effective February 1, 1999. Effective January 1, 1999, which was the date of Robert C. Jaudes' retirement as CEO, Douglas
H. Yaeger
was elected and assumed the position of CEO, in addition to his position as President. The Committee considered Mr. Yaeger's compensation and adjusted it effective January 1, 1999, coinciding with his election as CEO.

    Also, the board of directors, in recognition of the prior performance and the high level of responsibility of several of the Company's senior officers, awarded new share units to them, as set forth in greater detail elsewhere in this proxy statement. Such share unit awards are intended, among other things, to relate a portion of executive compensation more directly with the long-term interest of shareholders.

    In determining the total compensation package of the CEO for 1999, the Committee considered all of the matters discussed above. The Committee also considered the attainment of corporate-wide budgeted goals, giving recognition to factors such as weather, interest rates and regulatory policies which can significantly impact operating results of gas utilities but are generally outside the control of management. Further, the Committee considered subjective factors related to individual performance and responsibility for the long-term strategic direction of the Company. Noted was Mr. Yaeger's leadership in: (1) the continued successful performance of the Company's Gas Supply Incentive Plan; (2) the conversion of the Williams Gas pipeline to natural gas service into the Company's western service area; (3) the management of the Company's 1998 rate case; (4) the ongoing implementation of the Company's Year 2000 readiness program; and (5) the effective use of a gas cost "hedging" program to protect against catastrophic increases in gas costs. In December 1998, the board of directors, after considering the various factors and accomplishments described above, as well as his promotion to CEO, granted Mr. Yaeger an increase in base salary and also awarded him 13,500 additional share units under the incentive compensation plan.

                                          Compensation Committee

                                          H. Edwin Trusheim, Chairman
                                          C. Ray Holman
                                          Robert C. Jaudes
                                          William E. Nasser
                                          Robert P. Stupp

                         PERFORMANCE GRAPH

    The following performance graph compares the performance of the Company's common stock to the Standard & Poor's 500 Stock Index and to the Standard & Poor's Utilities Index for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at September 30, 1994, and that all dividends were reinvested. The information contained in this graph is not necessarily indicative of future Company performance.

            COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
          LACLEDE GAS COMPANY, S&P 500, AND S&P UTILITIES

                              [GRAPH]


                   -----------------------------------------------------------------------------------------------
                      1994             1995             1996             1997             1998             1999
------------------------------------------------------------------------------------------------------------------
    Laclede          $100.00          $103.94          $129.09          $136.91          $137.10          $143.30
------------------------------------------------------------------------------------------------------------------
    S&P 500          $100.00          $129.74          $156.12          $219.27          $239.11          $305.59
------------------------------------------------------------------------------------------------------------------
 S&P Utilities       $100.00          $127.59          $136.29          $155.88          $202.69          $200.33
------------------------------------------------------------------------------------------------------------------

                     COMPENSATION OF DIRECTORS

RETAINER AND FEES

    Directors who were not employees of the Company received a monthly retainer fee of $1,500 per month during fiscal year 1999. Also, all directors received a fee of $1,000 for each board meeting attended personally; and $500 for each board meeting attended via telephone conference call. Directors received fees of $500 for each committee meeting attended personally; and $250 for each committee meeting attended via telephone conference call. Each chairman of a committee of the board except for the nominating committee chairman received an additional $1,000 annual fee.

NON-EMPLOYEE DIRECTOR PLANS

    The Company has also established a retirement plan for each of its non-employee directors who is not entitled to benefits under the Company's qualified pension plan and who serves at least five years as a director or who dies while serving as a director. Pursuant to this plan, the eligible director (the "participant"), or the participant's designated beneficiary, would, following the discontinuance of the participant's service as a director (or following the participant's attaining 65 years of age, if the participant is not at least 65 years old at the time of such discontinuance of service), receive an annual retirement payment amount equal to a percentage (the "applicable percentage") of the annual board retainer fee at the time of such participant's discontinuance of service. The applicable percentage shall be 10% for each of the first ten years of service of such participant as a director. The annual payments to the retired participant shall continue until such participant's death, but if such participant shall die before receiving at least ten annual payments, then such participant's designated beneficiary shall, during such beneficiary's lifetime, receive the remainder of the first ten annual payments which the deceased participant would have received.

    In 1990, the Company established the Restricted Stock Plan for Non-Employee Directors, the term of which has been extended. Under this Plan, a grant of 800 restricted shares will be made on the date a person first begins serving as a non-employee director. Each non-employee director will receive an additional grant of 200 non-vested and/or vested shares on the date of each subsequent annual meeting of stockholders for services rendered by such non-employee director during the preceding year. Although a non-employee director is entitled to vote and may receive the dividends on the restricted shares, the restricted shares are forfeitable until vested pursuant to a schedule based upon the non-employee director's years of participation in, and in some cases, age at time of entering, the Restricted Stock Plan. Under a trust agreement between the Company and UMB Bank, National Association, as trustee, shares granted pursuant to the Restricted Stock Plan are purchased on the open market by the trustee, and held in trust until vested in the non-employee director. In January 1999, Ms. Krey and Messrs. Holman and Nasser each received a grant of 200 non-vested shares; and Messrs. Craig, Givens and Stupp each received a grant of 100 vested and 100 non-vested shares; and Mr. Trusheim received a grant of 200 vested shares. In June 1999, Mr. Maritz received a grant of 800 non-vested shares.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Jaudes serves as one of the five members of the Company's compensation committee. As previously disclosed, he is the retired Chairman of the Board and Chief Executive Officer of the Company.

                             PROPOSAL 2
                      APPOINTMENT OF AUDITORS

    The board of directors, upon recommendation of its audit committee, recommends that you ratify the appointment of Deloitte & Touche LLP Certified Public Accountants to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 2000. Ratification requires the approval of a majority of the outstanding shares entitled to vote and represented in person or by proxy. Thus, if you vote to "abstain" on this matter, your abstention will have the effect of a vote against ratification.

    Deloitte & Touche LLP is the successor to the firm that has acted as auditors of the Company since 1953. We expect that a representative of Deloitte & Touche will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR
2000.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
     NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

    Under our by-laws, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of the Company, 720 Olive Street, St. Louis, MO 63101. For the annual meeting to be held in January 2001, the nomination or proposed item of business must be received by the Company no earlier than October 27, 2000 and no later than November 26, 2000 (not more than 90 days prior to and not less than 60 days prior to January 25,
2001). The written notice must satisfy certain requirements specified in the Company's by-laws, a copy of which will be sent to any stockholder upon written request to the Secretary.

    The board is not aware of any matters that are expected to come before the annual meeting other than those referred to in this proxy statement. If any other matter should come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgement.

    The chairman of the board may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the procedures set forth in the Company's by-laws.

    Under the rules of the SEC, stockholder proposals intended to be presented at the Company's 2001 annual meeting must be received by the Company's Secretary at our principal office at 720 Olive Street, St. Louis, MO 63101 by August 20, 2000.

                     COST OF PROXY SOLICITATION

    We will pay the expense of soliciting proxies. Proxies may be solicited on our behalf by officers or employees in person or by telephone, electronic transmission, or facsimile transmission. We have hired Morrow & Co. to assist us in the distribution and solicitation of proxies for a fee of $5,000 plus expenses for these services.

                                     LACLEDE GAS COMPANY


                                     By Mary Caola Kullman, Secretary

St. Louis, Missouri
December 16, 1999

                         LACLEDE GAS COMPANY
                          720 OLIVE STREET
                     ST. LOUIS, MISSOURI 63101



Dear Shareholder,

      You are cordially invited to join us at the Annual Meeting of Shareholders of Laclede Gas Company, which will be held at the Marriott Pavilion Hotel, One Broadway, St. Louis, Missouri, at 10:00 a.m., Central Standard Time, on Thursday, January 27, 2000. The purposes of this meeting are set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

      We urge you to read these proxy materials and the Annual Report, and to participate in the meeting either in person or by proxy.

      Whether or not you plan to attend the meeting in person, please sign and return promptly the attached proxy card in the envelope provided to assure that your shares will be represented.


                              Sincerely,

                              /s/ Douglas H. Yaeger

                              Chairman of the Board, President and
                              Chief Executive Officer




-------------------------------------------------------------------------------

[LOGO]                      LACLEDE GAS COMPANY
                 720 OLIVE STREET, ST. LOUIS, MISSOURI 63101
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Mary C. Kullman, Gerald T. McNeive, Jr., Douglas H. Yaeger, and each of them, with or without any of the others, attorneys and proxies, full power of substitution, to vote all of the shares of common stock in Laclede Gas Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at Marriott's Pavilion Hotel on Thursday, January 27, 2000; at 10:00 a.m.
local time, and at any adjournment thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's proxy statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the Annual Meeting of Stockholders.

      A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD
             ---

1. ELECTION OF DIRECTORS: Andrew B. Craig, III, C. Ray Holman, and
                          William E. Nasser

        / / FOR all nominees     / / FOR all nominees listed except __________
                                                                    __________
           / / WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED.

2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP as independent auditors.

                / / FOR    / / AGAINST   / / ABSTAIN




                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

-------------------------------------------------------------------------------

      This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, the proxy will be voted FOR Proposals 1 and 2.


                                       Dated _________________________________

                                       _______________________________________

                                       _______________________________________

                                       IMPORTANT: Please date and sign exactly
                                       as your name(s) appears thereon. If
                                       stock is held jointly, signature should
                                       include both names. Executors,
                                       administrators, trustees, guardians,
                                       and others signing in a representative
                                       capacity should so indicate.

                                    PROXY MUST BE RETURNED BY JANUARY 27, 2000.

                                  APPENDIX

    The information in the Performance Graph on page 14 of the definitive proxy statement of Laclede Gas Company is depicted in the table that immediately follows the graph.